Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Reborn Coffee, Inc. on Amendment No.5 to Form S-1 to be filed on or about August 1, 2022 of our report dated April 13, 2022, except for the effect of a stock split and conversion and elimination of Class B Common Stock as described in Note 15, which is dated June 27,2022 and the effect of the deemed dividend on a make-whole provision as described in Note 15, which is dated August 1, 2022, on our audits of the consolidated financial statements of Reborn Coffee, Inc. and subsidiaries as of December 31, 2021 and 2020, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Paris, Kreit & Chiu CPA LLP

(formerly Benjamin & Ko)

New York, NY

August 1, 2022